Exhibit 10.1

FOR IMMEDIATE RELEASE:
For Media Inquiries:	Nancy Porter, senior vice president marketing and sales
Monarch Bank (757) 389-5107
nporter@monarchbank.com

Monarch Announces Launch of New Bank in OBX

CHESAPEAKE, Va., April 2, 2007 – Monarch Bank is launching a new community bank dedicated to the residents and businesses on the Outer Banks of North Carolina. OBX Bank’s first office will be located in Kitty Hawk and is scheduled to open in May 2007, pending final regulatory approval.

“We are very excited to open a sister bank in the Outer Banks market. There has not been a community bank started in this area that is truly focused on this great resort market,” says president and CEO William F. Rountree. “OBX Bank will swing the pendulum back to the more traditional ways of banking embedded with the ‘locals serving locals’ philosophy.”

W. Ray White, an Outer Banks native, Nags Head resident and Banking veteran with over 30+ years of experience, will serve as the chairman of the OBX Bank Board of Directors. The board will consist of local community and business leaders who know the Outer Banks market well. White retired from his last position as regional president of a major bank in 2002, with roots that go back to Planters Bank.

“One major advantage to banking with OBX Bank is that decision-making will be local. Because the bank is locally managed under a chairman and president, we can make lending decisions faster and on a personal basis since we know this market so well,” White states.

White is active in community and state affairs serving as chairman of the Dare County ABC Board, first district commissioner of the North Carolina Wildlife Resources Commission and board member of Outer Banks Community Foundation, Dare Education Foundation and The North Carolina Aquarium Society.

The company recently leased a two-story; 5,000 square foot building on milepost 4.5 on the Bypass in Kitty Hawk, next to the Beach Bread Company. The building is slated to be finished by May and should open with about 7 employees. Beyond banking, there are plans to offer mortgages and insurance and investment services. OBX Bank plans to open another Outer Banks office in 2008.

OBX Bank will operate as a division of Monarch Bank, with OBX Bank clients having the ability to utilize all of Monarch’s locations in the Hampton Roads area. Monarch Bank clients will also be able to do their banking at any OBX Bank office. Once open, OBX Bank will also have seven ATMs in Dare and Currituck Counties with the combined total of shared ATM’s of 50. OBX Bank will also have access to the latest technology including online cash management, credit card services and remote deposit capture.

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About Monarch Bank

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with two offices in Chesapeake, four offices in Virginia Beach, and three offices in Norfolk, Virginia. Services are also provided through fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, “Monarch Online” consumer and business internet banking (www.monarchbank.com). Our subsidiaries/divisions include Monarch Home Funding, (secondary mortgage origination), Virginia Asset Group, LLC (investment and insurance solutions) and Monarch Capital, LLC (commercial mortgage brokerage). We offer investment services through our ownership in BI Investments, LLC (investments and asset management), and insurance services through our ownership in Bankers Insurance, LLC (full-service insurance agency). The shares of Monarch Financial Holdings, Inc. are publicly traded on the NASDAQ Capital Market under the symbol “MNRK”. For more information, visit www.monarchbank.com.